Filed Pursuant to Rule 424(b)(5)
Registration No. 333-134602

PROSPECTUS SUPPLEMENT

(To Prospectus Dated October 6, 2006)

T-3 Energy Services, Inc.

4,500,000 Shares

Common Stock

The selling stockholder, First Reserve Fund VIII, L.P. (the “Selling Stockholder”), is offering directly to certain purchasers (the “Purchasers”) 4,500,000 shares of our common stock in a privately negotiated transaction at a price of $20.90 per share. We will not receive any of the proceeds from the sale of shares of common stock sold by the Selling Stockholder.

Our common stock is traded on The Nasdaq Global Market under the symbol “TTES.” The last reported sale price of our common stock on The Nasdaq Global Market on November 29, 2006 was $24.00 per share.

Investing in our common stocks involves risks. See “ Risk Factors” on page S-2 of this prospectus supplement and beginning on page 4 of the accompanying base prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 30, 2006.

This document is in two parts. The first part is the prospectus supplement, which describes our business and the specific terms of this offering. The second part, the base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to this “prospectus,” we are referring to both parts combined. If the description of the offering varies between the prospectus supplement and the base prospectus, you should rely on the information in the prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the common stock in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus or in the documents incorporated by reference in this prospectus is accurate as of any date other than the date on the front of those documents.

The information in this prospectus supplement is not complete. You should review carefully all of the detailed information appearing in this prospectus supplement, the accompanying base prospectus and the documents we have incorporated by reference before making any investment decision.

Prospectus Supplement

Prospectus Supplement Summary	S-1
Risk Factors	S-2
Price Range of Common Stock and Dividend Policy	S-2
Plan of Distribution	S-3
Where You Can Find More Information	S-5

Prospectus

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PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by and should be read together with the more detailed information and financial statements included in or incorporated by reference into this prospectus supplement. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus supplement and the accompanying base prospectus before making an investment decision. When used in this prospectus supplement, the terms “T-3 Energy Services,” “T-3,” “we,” “our” and “us” refer to T-3 Energy Services, Inc. and its consolidated subsidiaries, unless the context requires otherwise. Furthermore, you should carefully read “Risk Factors” for more information about important factors you should consider before making a decision to purchase our common stock in this offering.

Overview of T-3 Energy Services

We design, manufacture, repair and service products used in the drilling and completion of new oil and gas wells, the workover of existing wells, and the production and transportation of oil and gas. Our products are used in both onshore and offshore applications throughout the world. Our customer base consists of leading drilling contractors, exploration and production companies and pipeline companies, including Nabors Drilling International, Grey Wolf Drilling, Diamond Offshore Drilling, Weatherford International, GlobalSantaFe, Marathon Petroleum Company and Exxon Mobil Corporation, among others.

We historically operated in three segments: pressure control, distribution and products. In mid-year 2003, we hired a new president and chief executive officer, Gus D. Halas, commenced an in-depth evaluation of our businesses and adopted a plan to position us for future growth. As part of the plan, we hired new senior operating management, and undertook an initiative to improve our manufacturing and engineering capabilities. In addition, we sold our products business in 2004 and our distribution business in 2005. We are now focused on our pressure control business, and in particular, upon products we design or manufacture, which we call “original equipment products.”

As of September 1, 2006, we had 17 manufacturing facilities strategically located throughout North America. We focus on providing our customers rapid response times for our products and services. In the last twelve months, we have experienced increased demand, and we intend to significantly expand our manufacturing capacity to meet our customers’ needs.

Since April 2003 through September 2006, we have introduced 29 new products, and plan to continue to focus on new product development. We believe that our original equipment products have gained market acceptance, resulting in greater sales to customers that use our products in both domestic and international operations.

Our pressure control business has three product lines: pressure and flow control, wellhead and pipeline. We offer original equipment products and aftermarket parts and services for each product line. Aftermarket parts and services include all remanufactured products and parts, and repair and field services.

Pressure and Flow Control. We design, manufacture and provide aftermarket parts and services for pressure and flow control products used in the drilling, completion, production and workover of onshore and offshore oil and gas wells. Our pressure and flow control products include blow-out preventers, or BOPs, BOP control systems, elastomer products, production, drilling and well service chokes, manifolds and control valves.

Wellhead. We design, manufacture and provide aftermarket parts and services for wellhead equipment used for onshore oil and gas production. Our wellhead products include wellheads, production chokes and production valves. Wellhead products are sold to oil and gas producers and are used during the drilling and completion phase of an oil or gas well and during the productive life of a well. Currently, our wellhead products and services are focused on product remanufacturing, installation and repair.

Pipeline. We design, manufacture and provide aftermarket parts and services for a wide variety of valves primarily for onshore pipeline applications. Our pipeline products include a wide variety of valves for pipeline applications, including gate, ball, control and check valves. Our pipeline valves and related products are used in field or gathering systems and in interstate pipeline transmission systems. Currently, our pipeline products and services are focused on product remanufacturing, installation and repair.

RISK FACTORS

You should read carefully the discussion of the material risks relating to an investment in the common stock offered by the Selling Stockholder under the caption “Risk Factors” beginning on page 4 of the accompanying base prospectus, as well as those risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2005 and our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus supplement.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

As of November 29, 2006, we had 10,757,390 shares of common stock outstanding, held by approximately 122 record holders and beneficial owners including shares held in street name. Our common stock is traded on The Nasdaq Global Market under the symbol “TTES.”

The following table sets forth, for the periods indicated, the high and low sales prices for the common stock:

	Price Range
	High	Low
2005
First Quarter	10.34	6.77
Second Quarter	13.00	6.62
Third Quarter	18.43	9.01
Fourth Quarter	16.88	8.90
2006
First Quarter	16.00	10.00
Second Quarter	28.10	15.35
Third Quarter	22.93	16.50
Fourth Quarter (1)	24.10	18.34

(1)	Reflects trading activity through November 29, 2006.

We have never declared or paid cash dividends on our common stock, and we do not anticipate that we will pay any cash dividends on our common stock for the foreseeable future.

PLAN OF DISTRIBUTION

The Selling Stockholder is selling the common stock offered pursuant to this prospectus supplement directly to the following Purchasers in a privately negotiated transaction in which no party is acting as an underwriter:

Purchaser	Common stock
Ardsley Partners	275,000
Baraboo Growth, L.L.C.	300,000
Beacon Management, L.P.	10,000
Bel Air Investment Advisors, LLC	75,000
Benten Capital Management, L.L.C.	20,000
BlackGold Capital Management, L.P.	25,000
Cannell Capital Management, L.L.C.	1,000,000
Carlson Capital, L.P.	50,000
Catalyst Investment Management	17,500
Colonial First State Global Asset Management	30,000
Colonial Fund, L.L.C.	50,000
Coutts & Co.	20,000
Deephaven Capital Management, L.L.C.	25,000
Dreman Value Management, L.L.C.	150,000
Dunlap Equity Management, L.L.C.	12,500
Exop Capital	12,500
First New York Capital Corp.	25,000
Franklin Advisers, Inc.	125,000
George Weiss Associates, Inc.	25,000
Grantham, Mayo, Van Otterloo & Co., L.L.C.	100,000
Greenturtle Capital Partners	100,000
Guerrilla Capital Management, L.L.C.	2,000
Highview Capital Management, L.L.C.	50,000
Ironman Capital Management, L.L.C.	250,000
Iroquois Capital Partners, L.L.C.	12,500
Jonathan D. Olesky	3,000
Kellogg Capital	100,000
Kennedy Capital Management	75,000
Lafitte Capital Management, L.P.	15,000
Luther King Capital Management Corp.	35,000
Millennium Management, L.L.C.	200,000
Oberweis Asset Management, Inc.	75,000
Passport Capital, L.L.C.	25,000
Pemigewasset Capital, L.L.C.	1,000
Penn Capital Management, Inc.	3,000
Pilot Advisors, L.P.	100,000
Presidio Management, LLC	186,000
Pritchard Capital Partners, L.L.C.	48
Rajo Capital Management	12,500
Ram Capital Resources	5,000
RDL Capital	15,000
Rice Hall James & Associates, LLC	188,952
Ridgecrest Investment Management	40,000
Royce & Associates, LLC	61,000
S.A.C. Capital Management, L.L.C.	140,000

Purchaser	Common stock
Talkot Capital, L.L.C.	12,500
Tappestry Energy Management, L.P.	5,000
Thomson Horstmann and Bryant, Inc.	130,000
Treaty Oak Capital Management, L.P.	10,000
Trellus Management Co., LLC	25,000
Wall Street Associates	275,000

Total:	4,500,000

Pritchard Capital Partners, L.L.C. (“Pritchard”) has served as a broker to facilitate the sale of common stock by the Selling Stockholder to the Purchasers.

The table below shows the commission paid to Pritchard by the Selling Stockholder in connection with this offering. The commission is the difference between the initial price to the Purchasers and the amount paid to the Selling Stockholder.

Commissions payable by the Selling Stockholder, per share	$0.73
Commissions payable by the Selling Stockholder, total	$3,285,000

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information we file with it. This procedure means that we can disclose important information to you by referring you to documents filed with the SEC. The information we incorporate by reference (excluding any information furnished and not filed with the SEC) is part of this prospectus supplement and later information that we file with the SEC (excluding any information furnished and not filed with the SEC) will automatically update and supersede this information. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

•	Our Current Reports on Form 8-K filed on January 17, 2006 (two reports filed on the same date), January 18, 2006, January 20, 2006, March 9, 2006, May 3, 2006, May 11, 2006, May 31, 2006, June 5, 2006, July 24, 2006 and October 30, 2006 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K); and

•	The description of our common stock contained in our Current Report on Form 8-K filed on November 12, 2002.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K), after the date of this prospectus supplement and prior to the termination of this offering shall be deemed to be incorporated in this prospectus supplement by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

This prospectus supplement and the accompanying base prospectus incorporate documents by reference that are not delivered herewith. Copies of these documents, other than the exhibits thereto (unless such exhibits are specifically incorporated by reference in such documents), are available upon written or oral request, at no charge, from us. Requests for such copies should be directed to T-3 Energy Services, Inc., 7135 Ardmore, Houston, Texas 77054, Attention: Corporate Secretary, telephone number: (713) 996-4110.

Additionally, you may read and copy any materials that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding us. The SEC’s website address is www.sec.gov.

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying base prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus supplement or the accompanying base prospectus is accurate as of any date other than its date.

Prospectus

4,500,000 shares

T-3 Energy Services, Inc.

Common Stock

The selling stockholder identified in this prospectus, First Reserve Fund VIII, L.P., is offering 4,500,000 shares of our issued and outstanding common stock. The selling stockholder may offer and sell these securities to or through one or more underwriters, broker-dealers and agents, or directly to purchasers, on a continued or delayed basis, at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at prices negotiated with purchasers.

We are not offering any shares of our common stock for sale under this prospectus, and we will not receive any of the proceeds from the sale of shares by the selling stockholder under this prospectus.

Our common stock is traded on The Nasdaq Global Market under the symbol “TTES.” The last reported sale price of the common stock on The Nasdaq Global Market on September 21, 2006 was $20.03 per share.

See “ Risk Factors” beginning on page 4 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 6, 2006.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or Commission, using a “shelf registration” process. Under this shelf registration process, the selling stockholder may, from time to time, offer and sell up to 4,500,000 shares of our common stock, as described in this prospectus, in one or more offerings. This prospectus provides you with a general description of the securities the selling stockholder may offer. You should carefully read both this prospectus, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference,” before buying securities in this offering.

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the selling stockholder has authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by and should be read together with the more detailed information and financial statements included in or incorporated by reference into this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus before making an investment decision. When used in this prospectus, the terms “T-3 Energy Services,” “T-3,” “we,” “our” and “us” refer to T-3 Energy Services, Inc. and its consolidated subsidiaries, unless otherwise specified. Furthermore, you should carefully read “Risk Factors” for more information about important factors you should consider before making a decision to purchase our common stock in this offering.

T-3 ENERGY SERVICES

Overview

We design, manufacture, repair and service products used in the drilling and completion of new oil and gas wells, the workover of existing wells, and the production and transportation of oil and gas. Our products are used in both onshore and offshore applications throughout the world. Our customer base consists of leading drilling contractors, exploration and production companies and pipeline companies, including Nabors Drilling International, Grey Wolf Drilling, Diamond Offshore Drilling, Weatherford International, GlobalSantaFe, Marathon Petroleum Company and Exxon Mobil Corporation, among others.

We historically operated in three segments: pressure control, distribution and products. In mid-year 2003, we hired a new president and chief executive officer, Gus D. Halas, commenced an in-depth evaluation of our businesses and adopted a plan to position us for future growth. As part of the plan, we hired new senior operating management, and undertook an initiative to improve our manufacturing and engineering capabilities. In addition, we sold our products business in 2004 and our distribution business in 2005. We are now focused on our pressure control business, and in particular, upon products we design or manufacture, which we call “original equipment products.”

As of September 1, 2006, we had 17 manufacturing facilities strategically located throughout North America. We focus on providing our customers rapid response times for our products and services. In the last twelve months, we have experienced increased demand, and we intend to significantly expand our manufacturing capacity to meet our customers’ needs.

Since April 2003 through September 2006, we have introduced 29 new products, and plan to continue to focus on new product development. We believe that our original equipment products have gained market acceptance, resulting in greater sales to customers that use our products in both domestic and international operations.

Our pressure control business has three product lines: pressure and flow control, wellhead and pipeline. We offer original equipment products and aftermarket parts and services for each product line. Aftermarket parts and services include all remanufactured products and parts, and repair and field services.

Pressure and Flow Control.    We design, manufacture and provide aftermarket parts and services for pressure and flow control products used in the drilling, completion, production and workover of onshore and offshore oil and gas wells. Our pressure and flow control products include blow-out preventers, or BOPs, BOP control systems, elastomer products, production, drilling and well service chokes, manifolds and control valves.

Wellhead.    We design, manufacture and provide aftermarket parts and services for wellhead equipment used for onshore oil and gas production. Our wellhead products include wellheads, production chokes and production valves. Wellhead products are sold to oil and gas producers and are used during the drilling and completion phase of an oil or gas well and during the productive life of a well. Currently, our wellhead products and services are focused on product remanufacturing, installation and repair.

Pipeline.    We design, manufacture and provide aftermarket parts and services for a wide variety of valves primarily for onshore pipeline applications. Our pipeline products include a wide variety of valves for pipeline applications, including gate, ball, control and check valves. Our pipeline valves and related products are used in field or gathering systems and in interstate pipeline transmission systems. Currently, our pipeline products and services are focused on product remanufacturing, installation and repair.

Sale by First Reserve Fund VIII

We were capitalized by First Reserve Fund VIII, L.P., or First Reserve Fund VIII, in 2000. First Reserve Fund VIII is managed by First Reserve Corporation, or First Reserve, which is a private equity firm specializing in the energy industry. Prior to this offering, First Reserve beneficially owned approximately 84.9% of our outstanding common stock through First Reserve Fund VIII, which is the selling stockholder identified in this prospectus. Assuming the sale of all of the shares of common stock that the selling stockholder may offer and sell from time to time under this prospectus, First Reserve would beneficially own approximately 44.3% of our common stock.

Our Offices

Our principal executive offices are located at 7135 Ardmore, Houston, Texas 77054, and our telephone number is (713) 996-4110. Our website is www.t3energyservices.com. Information contained in our website does not constitute a part of this prospectus.

The Offering

Common stock offered:

By us	No shares

By the selling stockholder	4,500,000 shares

Common stock outstanding before and after the offering	10,733,820 shares (1)

Nasdaq Global Market symbol	“TTES”

Use of proceeds	We will not receive any of the proceeds from the sale of shares by the selling stockholder. See “Use of Proceeds.”

Risk factors

See “Risk Factors” beginning on page 4 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)	The number of shares shown to be outstanding is based on the number of shares of our common stock outstanding as of September 1, 2006, and does not include (i) shares reserved for issuance upon the exercise of options granted or available under our stock incentive plan and (ii) warrants to purchase 327,862 shares of our common stock at an exercise price of $12.80 per share. As of September 1, 2006, we had outstanding options to purchase 862,907 shares of our common stock with a weighted average exercise price of $10.58 per share.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors described below, together with the other information included in, or incorporated by reference into, this prospectus before you decide to invest in the common stock. The risks described below are the material risks of which we are currently aware; however, they may not be the only risks that we may face. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also impair our business. If any of these risks develop into actual events, it could materially and adversely affect our business, financial condition, results of operations and cash flows, the trading price of your shares could decline and you may lose all or part of your investment.

Risks Related to Our Business

If we are unable to successfully manage our growth and implement our business plan, our results of operations will be adversely affected.

We have experienced significant revenue growth in 2005 and the first half of 2006. To maintain our advantage of delivering original equipment products and providing aftermarket services more rapidly than our competitors, we plan to further expand our operations by adding new facilities, upgrading existing facilities and increasing manufacturing capacity. We believe our future success depends in part on our ability to manage this expansion. The following factors could present difficulties for us:

•	inability to integrate operations between existing and new or expanded facilities;

•	lack of a sufficient number of qualified technical and operating personnel;

•	shortage of operating equipment and raw materials necessary to operate our expanded business; and

•	managing the increased costs associated with our expansion.

Our business depends on spending by the oil and gas industry, and this spending and our business may be adversely affected by industry conditions that are beyond our control.

We depend on our customers’ willingness to make operating and capital expenditures to explore for, develop and produce oil and gas. Industry conditions are influenced by numerous factors over which we have no control, such as:

•	the level of drilling activity;

•	the level of oil and gas production;

•	the demand for oil and gas related products;

•	domestic and worldwide economic conditions;

•	political instability in the Middle East and other oil producing regions;

•	the actions of the Organization of Petroleum Exporting Countries;

•	the price of foreign imports of oil and gas, including liquefied natural gas;

•	natural disasters or weather conditions, such as hurricanes;

•	technological advances affecting energy consumption;

•	the level of oil and gas inventories;

•	the cost of producing oil and gas;

•	the price and availability of alternative fuels;

•	merger and divestiture activity among oil and gas producers; and

•	governmental regulation.

The volatility of the oil and gas industry and the consequent impact on drilling activity could reduce the level of drilling and workover activity by some of our customers. Any such reduction could cause a decline in the demand for our products and services.

A decline in or substantial volatility of oil and gas prices could adversely affect the demand and prices for our products and services.

The demand for our products and services is substantially influenced by current and anticipated oil and gas prices and the related level of drilling activity and general production spending in the areas in which we have operations. Volatility or weakness in oil and gas prices (or the perception that oil and gas prices will decrease) affects the spending patterns of our customers and may result in the drilling of fewer new wells or lower production spending for existing wells. This, in turn, could result in lower demand and prices for our products and services.

Historical prices for oil and gas have been volatile and are expected to continue to be volatile. For example, since 1999, oil prices have ranged from as low as approximately $10 per barrel (“Bbl”) to over $75 per Bbl. This volatility has in the past and may in the future adversely affect our business. A prolonged low level of activity in the oil and gas industry will adversely affect the demand for our products and services.

We rely on a few key employees whose absence or loss could disrupt our operations or be adverse to our business.

Many key responsibilities within our business have been assigned to a small number of employees. The loss of their services, particularly the loss of our Chairman, President and Chief Executive Officer, Gus D. Halas, and the managers of our wellhead and pipeline product lines, Alvin Dueitt and Jimmy Ray, respectively, could be adverse to our business. Although we have employment and non-competition agreements with Mr. Halas and some of our other key employees, as a practical matter, those agreements will not assure the retention of our employees, and we may not be able to enforce all of the provisions in any employment or non-competition agreement. In addition, we do not maintain “key person” life insurance policies on any of our employees. As a result, we are not insured against any losses resulting from the death or disability of our key employees.

Our industry has recently experienced shortages in the availability of qualified personnel. Any difficulty we experience replacing or adding qualified personnel could adversely affect our business.

Our operations require the services of employees having technical training and experience in our business. As a result, our operations depend on the continuing availability of such personnel. Shortages of qualified personnel are occurring in our industry. If we should suffer any material loss of personnel to competitors, or be unable to employ additional or replacement personnel with the requisite level of training and experience, our operations could be adversely affected. A significant increase in the wages paid by other employers could result in a reduction in our workforce, increases in wage rates, or both.

Shortages of raw materials may restrict our operations.

The forgings, castings and outsourced coating services necessary for us to make our products are in high demand from our competitors and from participants in other industries. There can be no assurance that we will be able to continue to purchase these raw materials on a timely basis or at acceptable prices. Shortages could result in increased prices that we may be unable to pass on to customers. In addition, during periods of shortages, delivery times may be substantially longer. Any significant delay in our obtaining raw materials would have a corresponding delay in the manufacturing and delivery of our products. Any such delay might jeopardize our relationships with our customers and result in a loss of future business.

We intend to expand our business through strategic acquisitions. Our acquisition strategy exposes us to various risks, including those relating to difficulties in identifying suitable acquisition opportunities and integrating businesses and the potential for increased leverage or debt service requirements.

We have pursued and intend to continue to pursue strategic acquisitions of complementary assets and businesses. Acquisitions involve numerous risks, including:

•	unanticipated costs and exposure to unforeseen liabilities;

•	difficulty in integrating the operations and assets of the acquired businesses;

•	potential loss of key employees and customers of the acquired company;

•	our ability to properly establish and maintain effective internal controls over an acquired company; and

•	risk of entering markets in which we have limited prior experience.

Our failure to achieve consolidation savings, to incorporate the acquired businesses and assets into our existing operations successfully or to minimize any unforeseen operational difficulties could have an adverse effect on our business.

In addition, we may incur indebtedness to finance future acquisitions and also may issue equity securities in connection with such acquisitions. Debt service requirements could represent a burden on our results of operations and financial condition and the issuance of additional equity securities could be dilutive to our existing stockholders.

The oilfield service industry in which we operate is highly competitive, which may result in a loss of market share or a decrease in revenue or profit margins.

Our products and services are subject to competition from a number of similarly sized or larger businesses. Factors that affect competition include timely delivery of products and services, reputation, manufacturing capabilities, availability of plant capacity, price, performance and dependability. Any failure to adapt to a changing competitive environment may result in a loss of market share and a decrease in revenue and profit margins. In addition, many of our competitors have greater financial and other resources than we do, which may allow them to address these factors more effectively than we can.

If we do not develop and commercialize new competitive products, our revenue may decline.

To remain competitive in the market for pressure control products and services, we must continue to develop and commercialize new products. If we are not able to develop commercially competitive products in a timely manner in response to industry demands, our business and revenues will be adversely affected. Our future ability to develop new products depends on our ability to:

•	design and commercially produce products that meet the needs of our customers;

•	successfully market new products; and

•	protect our proprietary designs from our competitors.

We may encounter resource constraints or technical or other difficulties that could delay introduction of new products and services. Our competitors may introduce new products before we do and achieve a competitive advantage.

Additionally, the time and expense invested in product development may not result in commercial products or provide revenues. We could be required to write off our entire investment in a new product that does not reach commercial viability. Moreover, we may experience operating losses after new products are introduced and commercialized because of high start-up costs, unexpected manufacturing costs or problems, or lack of demand.

The cyclical nature of or a prolonged downturn in our industry could affect the carrying value of our goodwill.

Since 2003, we have incurred goodwill impairments related to continuing and discontinued operations totaling $29.5 million. As of June 30, 2006, we had approximately $71.1 million of goodwill. Our estimates of the value of our goodwill could be reduced as a result of various factors, some of which are beyond our control.

We may be faced with product liability claims.

Most of our products are used in hazardous drilling and production applications where an accident or a failure of a product can cause personal injury, loss of life, damage to property, equipment or the environment, or suspension of operations. Despite our quality assurance measures, defects may occur in our products. Any defects could give rise to liability for damages, including consequential damages, and could impair the market’s acceptance of our products. To mitigate our risk of liability for damages, we attempt to disclaim responsibility for consequential damages, but our disclaimers may not be effective. We carry product liability insurance as a part of our commercial general liability coverage of $1 million per occurrence with a $2 million general aggregate annual limit. Additional coverage may also be available under our umbrella policy. Our insurance may not adequately cover our costs arising from defects in our products or otherwise.

Liability to customers under warranties may materially and adversely affect our earnings.

We provide warranties as to the proper operation and conformance to specifications of the products we manufacture. Failure of our products to operate properly or to meet specifications may increase our costs by requiring additional engineering resources and services, replacement of parts and equipment or monetary reimbursement to a customer. We have in the past received warranty claims, and we expect to continue to receive them in the future. To the extent that we incur substantial warranty claims in any period, our reputation, our ability to obtain future business and our earnings could be adversely affected.

Uninsured or underinsured claims or litigation or an increase in our insurance premiums could adversely impact our results.

We maintain insurance to cover potential claims and losses, including claims for personal injury or death resulting from the use of our products. We carry comprehensive insurance, including business interruption insurance, subject to deductibles, at levels we believe are sufficient to cover existing and future claims. It is possible an unexpected judgment could be rendered against us in cases in which we could be uninsured or underinsured and beyond the amounts we currently have reserved or anticipate incurring. Significant increases in the cost of insurance and more restrictive coverage may have an adverse impact on our results of operations. In addition, we may not be able to maintain adequate insurance coverage at rates we believe are reasonable.

Our operations are subject to stringent environmental laws and regulations that may expose us to significant costs and liabilities.

Our operations in the U.S. and abroad are subject to stringent federal, state, provincial and local environmental laws and regulations governing the discharge of materials into the environment and environmental protection. These laws and regulations require us to acquire permits to conduct regulated activities, and to incur capital expenditures to limit or prevent releases of materials from our facilities, and to respond to liabilities for pollution resulting from our operations. Governmental authorities enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly actions. Failure to comply with these laws, regulations and permits may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, and the issuance of injunctions limiting or preventing some or all of our operations.

There is inherent risk of incurring significant environmental costs and liabilities in our business. Joint and several, as well as strict, liability may be incurred in connection with discharges or releases of petroleum hydrocarbons and wastes on, under or from our properties and facilities, many of which have been used for industrial purposes for a number of years, oftentimes by third parties not under our control. Private parties who use our products and facilities where our petroleum hydrocarbons or wastes are taken for reclamation or disposal may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations and for personal injury or property damage. In addition, changes in environmental laws and regulations occur frequently, and any such changes that result in more stringent and costly requirements could have a material adverse effect on our business. We may not be able to recover some or any of these costs from insurance.

We will be subject to political, economic and other uncertainties as we expand our international operations.

We intend to continue our expansion into international oil and gas producing areas such as Mexico and Canada. Our international operations are subject to a number of risks inherent in any business operating in foreign countries including, but not limited to:

•	political, social and economic instability;

•	currency fluctuations; and

•	government regulation that is beyond our control.

Our operations have not yet been affected to any significant extent by such conditions or events, but as our international operations expand, the exposure to these risks will increase. To the extent we make investments in foreign facilities or receive revenues in currencies other than U.S. dollars, the value of our assets and our income could be adversely affected by fluctuations in the value of local currencies.

If we are unable to complete our assessment of the adequacy of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock.

Under Section 404 of the Sarbanes-Oxley Act of 2002, we will be required to include in each of our future annual reports on Form 10-K, beginning with our annual report for the fiscal year ended December 31, 2007, a report containing our management’s assessment of the effectiveness of our internal control over financial reporting and a related attestation of our independent auditors. We are currently undertaking a comprehensive effort in preparation for compliance with Section 404. This effort includes the documentation and evaluation of our internal controls under the direction of our management. We have been making various changes to our internal control over financial reporting as a result of our review efforts. To date, we have not identified any material weaknesses in our internal control over financial reporting, as defined by the Public Company Accounting Oversight Board. Due to the number of controls to be examined, the complexity of the project, as well as the subjectivity involved in determining effectiveness of controls, we cannot be certain that all our controls will be considered effective. Therefore, we can give no assurances that our internal control over financial reporting will satisfy the new regulatory requirements. If we are unable to successfully implement the requirements of Section 404, it will prevent our independent auditors from issuing an unqualified attestation report on a timely basis as required by Section 404. In that event, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock.

Risks Related to Our Common Stock

The limited liquidity for our common stock could affect your ability to sell your shares at a satisfactory price.

Our common stock is relatively illiquid. As of September 1, 2006, we had 10,733,820 shares of common stock outstanding. The average daily trading volume in our common stock during the prior 60 calendar days ending on that date was approximately 11,000 shares. A more active public market for our common stock, however, may not develop, which would continue to adversely affect the trading price and liquidity of our common stock. Moreover, a thin trading market for our stock causes the market price for our common stock to fluctuate significantly more than the stock market as a whole. Without a large float, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In addition, in the absence of an active public trading market, you may be unable to liquidate your investment in us at a satisfactory price.

The market price of our common stock may be volatile or may decline regardless of our operating performance.

The market price of our common stock has experienced, and may continue to experience, substantial volatility. During the twelve-month period ended September 1, 2006, the sale prices of our common stock on The Nasdaq Global Market has ranged from a low of $8.90 to a high of $28.10 per share. We expect our common stock to continue to be subject to fluctuations. Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. Factors that could cause fluctuation in the stock price may include, among other things:

•	actual or anticipated variations in quarterly operating results;

•	announcements of technological advances by us or our competitors;

•	current events affecting the political and economic environment in the United States;

•	conditions or trends in our industry, including demand for our products and services, technological advances and governmental regulations;

•	litigation involving or affecting us;

•	changes in financial estimates by us or by any securities analysts who might cover our stock; and

•	additions or departures of our key personnel.

The realization of any of these risks and other factors beyond our control could cause the market price of our common stock to decline significantly. In particular, the market price of our common stock may be influenced by variations in oil and gas prices, because demand for our products and services is closely related to those prices.

Our largest stockholder is able to exercise significant influence over our company, and its interests may conflict with those of our other stockholders.

First Reserve, through First Reserve Fund VIII, currently holds approximately 84.9% of our common stock. Assuming the sale of all of the shares of common stock that the selling stockholder may offer and sell from time to time under this prospectus, First Reserve will beneficially own approximately 44.3% of our common stock. The selling stockholder may not be able to sell all the common stock offered hereby and accordingly is likely, for at least some period, to own at least a majority of our common stock. As a result, First Reserve will continue to be able to exercise significant influence over matters requiring stockholder approval, including the election of directors, changes to our charter documents and significant corporate transactions. This concentration of ownership makes it unlikely that any other holder or group of holders of our common stock will be able to affect the way we are managed or the direction of our business. The interests of First Reserve with respect to matters potentially or actually involving or affecting us, such as future acquisitions, financings and other corporate opportunities and attempts to acquire us, may conflict with the interests of our other stockholders. First Reserve’s continued concentrated ownership may have the effect of delaying or preventing a change of control of us, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

Two of our directors may have conflicts of interest because they are also officers or employees of First Reserve. The resolution of these conflicts of interest may not be in our or our stockholders’ best interests.

Two of our directors, Joseph R. Edwards and Ben A. Guill, are also officers or employees of First Reserve, which controls the general partner of First Reserve Fund VIII, our majority stockholder. Even though not constituting a majority of our board, this may create conflicts of interest because these directors have responsibilities to First Reserve Fund VIII and its owners. Their duties as officers or employees of First Reserve may conflict with their duties as our directors regarding business dealings between First Reserve and us and other matters. The resolution of these conflicts may not always be in our or our stockholders’ best interests.

We renounced any interest in specified business opportunities, and First Reserve Fund VIII and its director designees on our board of directors generally will have no obligation to offer us those opportunities.

First Reserve Fund VIII has investments in other oilfield service companies that compete with us, and First Reserve and its affiliates, other than T-3, may invest in other such companies in the future. We refer to First Reserve, its other affiliates and its portfolio companies as the First Reserve group. Our certificate of incorporation provides that, so long as First Reserve and its affiliates continue to own at least 20% of our common stock, we renounce any interest in specified business opportunities. Our certificate of incorporation also provides that if an opportunity in the oilfield services industry is presented to a person who is a member of the First Reserve group, including any individual who also serves as First Reserve Fund VIII’s director designee of our company:

•	no member of the First Reserve group or any of those individuals will have any obligation to communicate or offer the opportunity to us; and

•	such entity or individual may pursue the opportunity as that entity or individual sees fit,

unless:

•	it was presented to a member of the First Reserve group in that person’s capacity as a director or officer of T-3; or

•	the opportunity was identified solely through the disclosure of information by or on behalf of T-3.

These provisions of our certificate of incorporation may be amended only by an affirmative vote of holders of at least 80% of our outstanding common stock. As a result of these charter provisions, our future competitive position and growth potential could be adversely affected.

Our ability to issue preferred stock could adversely affect the rights of holders of our common stock.

Our certificate of incorporation authorizes us to issue up to 5,000,000 shares of preferred stock in one or more series on terms that may be determined at the time of issuance by our board of directors. Accordingly, we may issue shares of any series of preferred stock that would rank senior to the common stock as to voting or dividend rights or rights upon our liquidation, dissolution or winding up.

Certain provisions in our charter documents have anti-takeover effects.

Certain provisions of our certificate of incorporation and bylaws may have the effect of delaying, deferring or preventing a change in control of us. Such provisions, including those regulating the nomination and election of directors and limiting who may call special stockholders’ meetings, together with the possible issuance of our preferred stock without stockholder approval, may make it more difficult for other persons, without the approval of our board of directors, to make a tender offer or otherwise acquire substantial amounts of our common stock or to launch other takeover attempts that a stockholder might consider to be in such stockholder’s best interest.

Because we have no plans to pay any dividends for the foreseeable future, investors must look solely to stock appreciation for a return on their investment in us.

We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain any future earnings to support our operations and growth.

Any payment of cash dividends in the future will be dependent on the amount of funds legally available, our earnings, financial condition, capital requirements and other factors that our board of directors may deem relevant. Additionally, our senior credit facility restricts the payment of dividends. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference into this prospectus, our filings with the Commission and our public releases, including, but not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management, assumptions regarding our future performance and plans, and any financial guidance provided therein are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933, or the Securities Act, and Section 21E(i) of the Securities Exchange Act of 1934, or the Exchange Act. The words “believe,” “may,” “will,” “estimate,” “continues,” “anticipate,” “intend,” “expect” and similar expressions identify these forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those discussed in the section entitled “Risk Factors” included in this prospectus and elsewhere in or incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and our subsequent Commission filings.

These forward-looking statements are largely based on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control.

Although we believe our estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. Our assumptions about future events may prove to be inaccurate. We caution you that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure you that those statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in the section entitled “Risk Factors” included in this prospectus and elsewhere in or incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and our subsequent Commission filings. All forward-looking statements speak only as of the date of this prospectus. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the selling stockholder pursuant to this prospectus.

SELLING STOCKHOLDER

The following table presents information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus. See “Plan of Distribution.” All of the information contained in the table below is based upon information provided to us by the selling stockholder as of September 1, 2006. We have not independently verified this information. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that the selling stockholder may offer and sell from time to time under this prospectus. The selling stockholder may sell some, all or none of its shares. Further, the selling stockholder may have sold, transferred or otherwise disposed of some or all of the common stock it owns since the date on which the information is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Accordingly, the specific ownership of the selling stockholder may vary at any given time.

Selling Stockholder	Number of Shares Owned and to be Owned Prior to Offering	Number of Shares Being Offered	Number of Shares Owned After Offering	Percentage of Shares Owned After Completion of Offering (1)
First Reserve Fund VIII, L.P. (2) One Lafayette Place Greenwich, CT 06830	9,409,316	4,500,000	4,909,316	44.3%

(1)	The percentage of shares beneficially owned is based on 10,733,820 shares of common stock outstanding as of September 1, 2006.
(2)	Consists of 9,065,373 shares of common stock held directly by First Reserve Fund VIII, an exercisable warrant to purchase 313,943 shares of common stock, and 30,000 vested shares of common stock in underlying stock options issued to Ben A. Guill (15,000 shares) and Joseph R. Edwards (15,000 shares). First Reserve is the general partner of First Reserve GP VIII, L.P., which in turn is the general partner of First Reserve Fund VIII. Ben A. Guill, William E. Macaulay and John A. Hill, are the members of the Board of Directors of First Reserve. The executive officers of First Reserve are Mr. Macaulay—chairman, chief executive officer and managing director; Mr. Guill—president and managing director; Mr. Hill—vice chairman and managing director; Thomas R. Denison—managing director; J. Will Honeybourne—managing director; Thomas J. Sikorski—managing director; Alex T. Krueger—managing director; Kenneth W. Moore—managing director; Cathleen M. Ellsworth—managing director; Mark A. McComiskey—managing director; Alan G. Schwartz—Managing Director; Jennifer C. Zarrilli—treasurer and chief financial officer; Anne E. Gold—general counsel and secretary; Craig M. Jarchow—director; J. Hardy Murchison—director; Timothy H. Day—director; and Joseph R. Edwards—director. Each of Catia Cesari and Glenn J. Payne is a vice president of First Reserve. Each of Kristin Custar, Rahman P. D’Argenio, Brian K. Lee, Bing Feng Leng, Timothy K. O’Keeffe, Jeffery K. Quake and Daniel S. Rice is an assistant vice president of First Reserve. Mathew S. Raben is associate general counsel of First Reserve. Each of these individuals disclaim beneficial ownership of the shares held by First Reserve Fund VIII. First Reserve Fund VIII may be deemed to share dispositive and voting control over the underlying options issued to Messrs. Guill and Edwards.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling stockholder and will not receive any of the proceeds from the sale of the common stock by the selling stockholder pursuant to this prospectus. The aggregate proceeds to the selling stockholder from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions. The selling stockholder reserves the right to accept and, together with its agents, to reject, any proposed purchase of common stock to be made directly or through agents.

The common stock may be sold from time to time to purchasers:

•	directly by the selling stockholder and its successors, which includes its transferees, pledgees or donees or its successors; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers of the common stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling stockholder and any underwriters, broker-dealers or agents who participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the common stock by the selling stockholder and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts, and any “underwriters” within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. If the selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities, including, without limitation, liabilities under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the common stock is sold through underwriters, broker-dealers or agents, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The selling stockholder may agree to indemnify any underwriter, agent or broker dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing and exercise of options, whether such options are listed on an options exchange or otherwise;

•	through the settlement of short sales;

•	any other methods permitted under applicable law; or

•	a combination of these methods of sale.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of the common stock in the course of hedging their positions. The selling stockholder may also make short sales of the common stock and deliver common stock to close out short positions, or loan or pledge common stock to broker-dealers that in turn may sell the common stock.

To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the common stock.

At the time a particular offering is made, if required, a prospectus supplement will be distributed, which will set forth the name of the selling stockholder, the aggregate amount and type of securities being offered, the price at which the securities are being sold and other material terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed to paid broker-dealers.

We cannot be certain that the selling stockholder will sell any or all of the common stock pursuant to this prospectus. Further, we cannot assure you that the selling stockholder will not transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling stockholder and any other person participating in the sale of the common stock will be subject to the Exchange Act. Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of up to five business days prior to the commencement of the distribution. In addition, the Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholder and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

Various legal matters, including the validity of the common stock offered pursuant to this prospectus, will be passed on for us by Porter & Hedges, L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements of T-3 Energy Services, Inc. appearing in T-3 Energy Services, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the shares offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information contained in the registration statement. For further information about us and the common stock to be sold in this offering, you can read the registration statement and the exhibits and financial statements, notes and schedules filed with the registration statement. The statements contained in this prospectus about the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement or other document, each statement being qualified in all respects by that reference.

We are currently subject to the information reporting requirements of the Exchange Act and, in accordance with those requirements, we file periodic reports, proxy and information statements with the Commission. Our Commission filings are available to the public over the Internet at the Commission’s website at www.sec.gov. Our Commission filings are also available at our website at www.t3energyservices.com. You may also read and copy any document we file at the Commission’s public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Information contained in our website or any other website is not incorporated by reference into this prospectus, and you should not consider information contained in our website or any other website as part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, which have previously been filed by us with the Commission under the Exchange Act (File No. 000-19580), are incorporated herein by reference:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2005;

•	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006;

•	Our current reports on Form 8-K filed on January 17, 2006 (two reports filed on the same date), January 18, 2006, January 20, 2006, March 9, 2006, May 3, 2006, May 11, 2006, May 31, 2006, June 5, 2006 and July 24, 2006 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such current report on Form 8-K); and

•	The description of our common stock contained in our current report on Form 8-K filed on November 12, 2002.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates documents by reference that are not delivered herewith. Copies of these documents, other than the exhibits thereto (unless such exhibits are specifically incorporated by reference in such documents), are available upon written or oral request, at no charge, from us. Requests for such copies should be directed to T-3 Energy Services, Inc., 7135 Ardmore, Houston, Texas 77054, Attention: Corporate Secretary, telephone number: (713) 996-4110.

4,500,000 shares

Common Stock

PROSPECTUS SUPPLEMENT

November 30, 2006